February 12, 2014

Office of the Chief Accountant

Securities and Exchange Commission

460 Fifth Street N. W.

Washington, DC 20549

Re: Anpath Group, Inc.

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made by

Anpath Group, Inc. in Item 14 of its Registration Statement on Form 10 to be filed on or about

February 17, 2014 captioned “Changes in and Disagreements with Accountants on

Accounting and Financial Disclosure.”

We hereby consent to the filing of this letter as an exhibit to the foregoing Registration

Statement on Form 10.

Sincerely,

Pattillo, Brown & Hill, L.L.P

B. Steven Bostick, CPA

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